Exhibit 99.2
MarineMax, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Financial Statements
     On March 31, 2006, we acquired substantially all of the assets and assumed certain liabilities of Surfside-3 Marina, Inc. (Surfside), a privately held boat dealership with eight locations in New York and Connecticut, for approximately $24.8 million in cash and 665,024 shares of our common stock, including acquisition costs, plus working capital adjustments.
     The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2005, presents the combined results of operations of our company and Surfside as if the acquisition had occurred at October 1, 2004, the beginning of our first quarter of fiscal 2005. As Surfside’s fiscal year end is December 31, we have combined the unaudited condensed combined statement of operations of Surfside for the fiscal year ended December 31, 2005 with our unaudited condensed consolidated statement of operations for the fiscal year ended September 30, 2005 to present the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2005. Surfside’s unaudited condensed combined statement of operations for the three months ended December 31, 2005 is also included in the unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2006 of our company and Surfside as further discussed below.
     The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2006, presents the combined results of operations of our company and Surfside as if the acquisition had occurred at October 1, 2005, the beginning of our first quarter of fiscal 2006. As Surfside’s fiscal year end is December 31, we have combined the unaudited condensed combined statements of operations of Surfside for the three months ended December 31, 2005 (last quarter of fiscal year 2005) and for the three months ended March 31, 2006 (first quarter of fiscal year 2006) with our unaudited condensed consolidated statement of operations for the six months ended March 31, 2006 to present the unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2006. Surfside’s unaudited condensed combined statement of operations for the three months ended December 31, 2005 is also included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2005 of our company and Surfside as further discussed above.
     The unaudited pro forma condensed combined balance sheet as of March 31, 2006 is not required herein as the acquisition was reflected in our March 31, 2006 Quarterly Report on Form 10-Q filed on May 10, 2006.
     The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma financial information includes an adjustment to record income taxes as if Surfside was taxed as a C corporation from the beginning of the periods presented until its acquisition date. The unaudited pro forma financial information does not include adjustments to remove certain private company expenses, which will not be incurred in future periods. The unaudited pro forma financial information may not necessarily reflect our future results of operations or what the results of operations would have been had we owned and operated Surfside as of the beginning of the periods presented. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of our amended annual report on Form 10-K/A for the fiscal year ended September 30, 2005, our amended quarterly report on Form 10-Q/A for the quarter ended December 31, 2005, and our quarterly report on Form 10-Q for the quarter ended March 31, 2006. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies.

MarineMax, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended September 30, 2005
(Amounts in thousands, except share and per share data)

	Historical				Combined
	MarineMax, Inc.	Surfside	Adjustments		Pro Forma
Revenue	$947,347	$148,063	$—		$1,095,410
Cost of sales	712,843	117,573	—		830,416

Gross profit	234,504	30,490	—		264,994

Selling, general, and administrative expenses	169,975	21,348	—		191,323

Income from operations	64,529	9,142	—		73,671

Interest expense	9,291	1,074	—		10,365

Income before income tax provision	55,238	8,068	—		63,306

Income tax provision (benefit)	21,412	(23)	3,129	(a)	24,518

Net income	$33,826	$8,091	$(3,129)		$38,788

Basic net income per common share	$2.01	$—	$—		$2.22

Diluted net income per common share	$1.88	$—	$—		$2.07

Weighted average number of common shares used in computing net income per common share:

Basic	16,815,445	—	665,024	(b)	17,480,469

Diluted	18,032,533	—	665,024	(b)	18,697,557

NOTES TO MARINEMAX UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Adjustment to record income taxes as if Surfside was taxed as a C corporation from the beginning of the period presented.

(b)	Adjustment to reflect the additional 665,024 shares of common stock issued in connection with the acquisition that were not included in the historical MarineMax, Inc. weighted average shares outstanding.

MarineMax, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended March 31, 2006
(Amounts in thousands, except share and per share data)

	Historical				Combined
	MarineMax, Inc.	Surfside	Adjustments		Pro Forma
Revenue	$468,571	$51,313	$—		$519,884
Cost of sales	355,648	39,836	—		395,484

Gross profit	112,923	11,477	—		124,400

Selling, general, and administrative expenses	90,560	11,067	—		101,627

Income from operations	22,363	410	—		22,773

Interest expense	7,055	375	—		7,430

Income before income tax provision	15,308	35	—		15,343

Income tax provision	6,056	—	13	(a)	6,069

Net income	$9,252	$35	$(13)		$9,274

Basic net income per common share	$0.52	$—	$—		$0.51

Diluted net income per common share	$0.50	$—	$—		$0.48

Weighted average number of common shares used in computing net income per common share:

Basic	17,658,304	—	661,370	(b)	18,319,674

Diluted	18,638,117	—	661,370	(b)	19,299,487

NOTES TO MARINEMAX UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Adjustment to record income taxes as if Surfside was taxed as a C corporation from the beginning of the period presented.

(b)	Adjustment to reflect the additional 665,024 shares of common stock issued in connection with the acquisition that were not included in the historical MarineMax, Inc. weighted average shares outstanding.

4